EXHIBIT 99.3

Financial Institution

Confirmation of a Share Option Transaction

28 May 2010

Transaction

Arthur H. del Prado

Jan Van Eycklaan 10

3726 BC Bilthoven

The Netherlands

Attention: Arthur H. del Prado

Dear Sirs,

The purpose of this letter agreement (this ‘Confirmation’) is to confirm the terms and conditions of the Transaction entered into between a certain financial institution (‘Financial Institution’) and ARTHUR DEL PRADO (the ‘Counterparty’) on the Trade Date specified below (the ‘Transaction’). This Confirmation constitutes a ‘Confirmation’ as referred to in the ISDA Master Agreement specified below, and supersedes all or any prior written or oral agreements in relation to the Transaction.

The definitions and provisions contained in the 2006 ISDA Definitions (the ‘2006 Definitions’) and the 2002 ISDA Equity Derivatives Definitions (the ‘Equity Definitions’ and together with the 2006 Definitions, the ‘Definitions’) in each case as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.

1. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation will supplement, form a part of, and be subject to an agreement (‘the Agreement’) in the form of the ISDA 2002 Master Agreement (the ‘ISDA Form’) as if we had executed an agreement in such form (but without any Schedule) except for the election of (i) English law as the governing law, (ii) EUR as the Termination Currency, (iii) the incorporation of the definitions and provisions contained in Annexes 1-18 and Section 6 of the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association, Inc. on 15th July, 2003), and (iv) the additional provisions set out below on the Trade Date. All provisions contained in the ISDA Form and incorporated herein by reference will govern this Confirmation except as expressly modified below.

Financial Institution

125 London Wall, London, EC2Y 5AJ

Tel: +44 (0) 20 7777 2000 • Fax +44(0) 20 777 7227

Organised under the laws of the United States as a National Banking Association. Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR0007 16, Registered Branch Office 125 London Wall, London, EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Trade Date:	28 May 2010

Effective Date:	Trade Date

Option Style:	European

Option Type:	Put

Seller:	Financial Institution

Buyer:	Counterparty

Business Day:	TARGET Settlement Days

TARGET Settlement Day:	means any day on which TARGET2 (the Trans-European Automated Real-time Gross Settlement Express Transfer system) is open for the settlement of payments in Euro

Shares:	The ordinary shares (the ‘Shares’) of ASM International N.V. (the ‘Issuer’) with ISIN NL0000334118

Number of Options:	200,000

Option Entitlement:	One Share per Option

Strike Price:	An amount equal to 85.00% of the Initial Reference Price

Exchange:	Euronext Amsterdam

Related Exchange:	All Exchanges

Initial Reference Price:

An amount equal to the volume weighted average price per Share at which Financial Institution, acting in a commercially reasonable manner, executes its Hedge Positions for the Transaction during the Initial Hedging Period

Initial Hedging Period:	The period from the Trade Date to the date on which Financial Institution determines that it has completed the execution of its Hedge Positions for the Transaction

Premium:	An amount equal to the product of: (i) the Initial Reference Price multiplied by the Number of Options; and (ii) 12.00%

Premium Payment Date:

The Trade Date, unless the final day of the Initial Hedging Period is not the Trade Date, in which case the Premium Payment Date shall be the final day of the Initial Hedging Period, as notified by Financial Institution to the Counterparty

Valuation Date:	The Expiration Date

Procedure for Exercise:

Latest Exercise Time:	2 hours prior to the Valuation Time

Expiration Time:	The Valuation Time

Expiration Date:	28 May 2011

Automatic Exercise:	Applicable

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	EUR

Cash Settlement Payment Date:	Three TARGET Settlement Days after the Valuation Date

Settlement Price:	The official price or, if there is no official price, the mid-market price per Share on the Exchange at the Valuation Time on the Valuation Date.

Exchange Amounts:

Initial Exchange Amount:

Initial Exchange Amount:	An amount equal to the product of:

(i) the Initial Reference Price multiplied by the Number of Options; and

(ii) 80.00%

Initial Exchange Amount Payer:	Financial Institution

Initial Exchange Amount Payment Date:

The Trade Date, unless the final day of the Initial Hedging Period is not the Trade Date, in which case the Initial Exchange Amount Payment Date shall be the final day of the Initial Hedging Period, as notified by Financial Institution to the Counterparty

Floating Amounts:

Floating Amount Payer:	Counterparty

Notional Amount:	Initial Exchange Amount

Payment Dates:

The date falling three calendar months after the Trade Date, each date falling successively three calendar months thereafter, plus the Cash Settlement Payment Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Option:	EUR-EURIBOR-Telerate

Designated Maturity:	Three months

Spread:	150 basis points

Floating Rate Day Count Fraction:	Act/360

Reset Dates:	The first day of each Calculation Period

Final Exchange Amount:

Final Exchange Amount:	An amount equal to the Initial Exchange Amount

Final Exchange Amount Payer:	Counterparty

Final Exchange Amount Payment Date:	The Cash Settlement Payment Date

Early Termination: Payment of Spread

Should an Early Termination Date arise in respect to which Counterparty is the Defaulting Party or the Affected Party, or otherwise should the Transaction for any reason be terminated or unwound prior to its scheduled Valuation Date at the instigation of Counterparty, Counterparty shall pay to Financial Institution on (a) such Early Termination Date or (b) in the absence of an Early Termination Date as such term is defined in the ISDA Form, the date upon which the relevant termination or unwind becomes effective (either such date the End Date) an amount equal to the present value as at the End Date as determined by the Calculation Agent of the Spread that would have become payable by the Counterparty to Financial Institution in respect of the period from and including that End Date up to and including the scheduled Valuation Date.

Dividend Adjustments:

The parties acknowledge that in determining the Strike Price of the Put Options they have assumed that no dividends shall be payable by the Issuer to holders of Shares during the term of the Transaction. If any Declared Dividend (as defined below) is declared on the Shares with respect to which Declared Dividend the Ex-Dividend Date (as defined below) falls on a date falling between the Trade Date and the Expiration Date, then the Calculation Agent shall calculate the outcome of the following formula as at the relevant Ex-Dividend Date:

Number of Options * Declared Dividend * Delta

and the Counterparty shall, within two Business Days of the Ex-Dividend Date, pay to Financial Institution an amount equal to the result of such formula.

For the purposes of the foregoing:

“Declared Dividend” means 100% of the gross cash ordinary dividend per Share declared by the Issuer to holders of record of a Share;

“Ex-Dividend Date” means, in respect of a Declared Dividend, the date on which the Shares commence trading ex-dividend on the Exchange in respect of such Declared Dividend; and

“Delta” shall mean the prevailing delta of the Transaction, as determined by the Calculation Agent.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Alternative Obligation

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalisation, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Not Applicable

(d) Hedging Disruption:	Applicable

Hedging Party:	Financial Institution

(e) Loss of Stock Borrow:	Applicable

Hedging Party:	Financial Institution

Maximum Stock Loan Rate:	2.5%

(f) Increased Cost of Stock Borrow:	Applicable

Hedging Party:	Financial Institution

Initial Stock Loan Rate:	2.5%

(g) Increased Cost of Hedging:	Not Applicable

Determining Party:	Financial Institution

3.	Calculation Agent: Financial Institution

4.	Credit Support Document

The Deed of Pledge of Shares by and between the Counterparty (as Pledgor), Financial Institution (as Pledgee) and ABN AMRO Bank N.V. (as Account Bank) dated 28 May 2010 under which the securities account with number XXXXX maintained by the Pledgor with the Account Bank, together with all shares issued and outstanding in the capital of the Issuer as administered in the Pledged Account, were pledged by the Counterparty to Financial Institution in support of Counterparty’s obligations to Financial Institution under this Transaction, will be a Credit Support Document for the purposes of this Agreement.

5.	Accounts Details:

Account for payments to Financial Institution:

Intermediary Bank:

Swift Code:

Account number:

IBAN/Reference:

Account for payments to Counterparty:

[Please provide]

6.	Offices and Contact Details for the Purpose of Giving Notice:

(1)	The Office of Financial Institution for the Transaction is:

Financial Institution

125 London Wall

London

EC2Y 5AJ

(2)	The Office of Counterparty for the Transaction is:

Arthur H. del Prado

Jan Van Eycklaan 10

3726 BC Bilthoven

The Netherlands

7.	Other Provisions

Non-Reliance:	Applicable

Agreements and Acknowledgements	Applicable
Regarding Hedging Activities:

Additional Acknowledgements:	Applicable

Counterparty Representations, Warranties and Undertakings: Counterparty represents, warrants and undertakes to Financial Institution that:

(a) Counterparty’s entry into the Put Options and the performance of its obligations hereunder will comply with and will not in any way be limited by any contractual, legal, regulatory or other restrictions to which it may be subject. Counterparty represents that it is not limited (by law, contract or policy) from effecting any of the arrangements, agreements and settlement hereunder and thereby has due authority and capacity to execute the Put Options which shall constitute legal, valid and binding obligations, enforceable in accordance with their respective terms.

(b) Counterparty’s entry into the Put Options and the performance of its obligations hereunder will comply with and will not in any way be limited by (i) any trading or “blackout” policies of the Issuer of the Shares, (ii) any other conditions or restrictions imposed by the Issuer of the Shares or (iii) any contractual, legal, regulatory or other obligations or restrictions to which Counterparty may be subject. Counterparty represents that (aa) it is not in possession of any material non-public information or other insider information concerning the business, operations, key personnel or prospects of the Issuer of the Shares or plans for any transaction or matter (including, without limitation, a takeover offer for the Issuer of the Shares) in respect of the securities of the Issuer of the Shares, (bb) in deciding to enter into the Put Options, it has obtained its own independent legal, tax, regulatory and/or accounting advice with respect to all aspects of the Put Options, as it deems appropriate and accordingly Financial Institution shall have no liability howsoever arising (except in the case of fraud) to Counterparty with respect thereto and (cc) Counterparty’s reasons and objectives in entering into the Put Options constitute a genuine and legitimate business and commercial purpose.

For these purposes, “material non-public information” refers to (aa) any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of the Issuer or (bb) any information which would be likely to have a significant effect on the price (including value) of any securities of the Issuer of the Shares and “insider information” refers to any information of a precise nature about circumstances or events, which have not been made public, referring to the Issuer of the Shares or to any securities of the Issuer of the Shares and which, if it were made public, would be likely to have a significant effect on the stock exchange or market price or value of any securities of the Issuer of the Shares.

(c) Counterparty shall make such timely notifications and seek such approvals as required in connection with the Put Options by or from applicable regulatory authorities or stock exchanges, as the case may be.

(d) Counterparty is and will be in compliance with Counterparty’s reporting obligations under Section 16, Section 13(d) and Section 13(g) of the United States’ Securities Exchange Act of 1934, as amended, and Counterparty will provide Financial Institution with a copy of any report filed thereunder in respect of the transactions contemplated hereby promptly upon filing thereof.

Time of dealing: The time of dealing will be confirmed by Financial Institution upon written request.

Retail Client: Each party represents to the other that it is not a retail client as defined in the Rules of the Financial Services Authority.

Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties and their Affiliates in connection with the Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Process Agent: Counterparty will appoint a Process Agent within three weeks after the Trade Date

Events of Default/Tax Event Upon Merger

(1)	Section 5(a)(vii) is amended with respect to Party B, so that:

(i)	Section 5(a)(vii)(l) will not apply to Party B:

(ii)	Section 5(a)(vii)(5) is amended to read as follows:

“Party B declares himself bankrupt”,

(2)	Section 5(a)(viii) and Section 5(b)(iv) will not apply to Party B.

Additional Termination Event

The following will constitute an Additional Termination Event for the purposes of Section 5(b)(vi) of this Agreement in respect of which the Seller will be the sole Affected Party and this Transaction will be the sole Affected Transaction:

The Initial Hedging Period has not occurred by 5pm on the Trade Date. Following the occurrence of an Additional Termination Event, Section 6(d) and (e) of the Agreement shall not apply.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation in the space provided below and returning it to EDG Confirmations Group, Financial Institution Agent, MAILPOINT VEG1/0105, 60 Victoria Embankment, London EC4Y 0JP or by fax on +44 20 7325 1900.

Yours sincerely,

FINANCIAL INSTITUTION AGENT as agent for

FINANCIAL INSTITUTION

By:	/s/ Maarten Petermann
	Name:	Maarten Petermann
	Title:	Managing Director

Confirmed as of the date first above written:

ARTHUR DEL PRADO

By:	/s/ Arthur del Prado
Name:
Title: